Free Writing Prospectus dated November 1, 2017

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-220856

Funko, Inc.

This free writing prospectus relates only to, and should be read together with, the preliminary prospectus dated October 23, 2017 (the “Preliminary Prospectus”) included in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-220856) relating to the initial public offering of the Class A common stock of Funko, Inc. The information in this free writing prospectus is preliminary and is subject to completion or change. This free writing prospectus updates and supplements the Preliminary Prospectus and should be read together with the Preliminary Prospectus included in the Registration Statement, including the section entitled “Risk Factors” beginning on page 32 of the Preliminary Prospectus. Capitalized terms used, but not defined, herein have the meanings set forth in the Preliminary Prospectus.

This free writing prospectus reflects the following changes:

PROSPECTUS SUMMARY

The Offering

Shares of Class A common stock offered by us:	10,416,666 (reduced from 11,606,216)

Shares of Class A common stock offered by the selling stockholders:	No shares (reduced from 1,727,118)

Underwriters’ option to purchase additional shares of Class A common stock from us:	1,562,499 (reduced from 2,000,000)

Shares of Class A common stock to be outstanding immediately after this offering:	23,337,705, representing approximately 48.3% of the combined voting power of all of Funko, Inc.’s common stock (or 24,900,204 shares, representing approximately 49.9% of the combined voting power of all of Funko, Inc.’s common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and 100% of the economic interest in Funko, Inc.

Shares of Class B common stock to be outstanding immediately after this offering:	24,975,932, representing approximately 51.7% of the combined voting power of all of Funko, Inc.’s common stock (or approximately 50.1% of the combined voting power of all of Funko, Inc.’s common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and no economic interest in Funko, Inc.

Common units of FAH, LLC to be held by us immediately after this offering:	23,337,705, representing approximately 48.3% of the economic interest in FAH, LLC (or 24,900,204 common units, representing approximately 49.9% of the economic interest in FAH, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Common units of FAH, LLC held by the Continuing Equity Owners immediately after this offering:	24,975,932, representing approximately 51.7% of the economic interest in FAH, LLC (or approximately 50.1% of the economic interest in FAH, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Initial Public Offering Price:	$12.00

Use of Proceeds:	We estimate, based upon an initial public offering price of $12.00 per share, that we will receive net proceeds from this offering of approximately $116.4 million (or $133.9 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), after deducting estimated underwriting discounts and commissions. We intend to use the net proceeds from this offering to purchase 10,416,666 common units (or 11,979,165 common units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) directly from FAH, LLC at a price per unit equal to the initial public offering price per share of Class A common stock in this offering, less the underwriting discounts and commissions (with no proceeds used to purchase common units from the Continuing Equity Owners). FAH, LLC intends to use $116.4 million of the net proceeds from the sale of common units to Funko, Inc. to repay $20.0 million of the outstanding borrowings under the Subordinated Promissory Notes, repay $45.2 million of outstanding borrowings under our Term Loan B Facility, repay $51.1 million of outstanding borrowings under our Revolving Credit Facility and the remainder, if any, for general corporate purposes.

OUR ORGANIZATIONAL STRUCTURE

Transactions

We will consummate the following organizational transactions in connection with this offering:

•	we will amend and restate the existing limited liability company agreement of FAH, LLC to, among other things, (1) convert all existing ownership interests (including vested profits interests and all unvested profits interests (subject to 1,901,327 common units received in exchange for unvested profits interests remaining subject to their existing time-based vesting requirements) and existing warrants to purchase ownership interests in FAH, LLC held by the Warrant Holders) in FAH, LLC into 37,896,971 common units of FAH, LLC (excluding common units subject to time-based vesting requirements), and (2) appoint Funko, Inc. as the sole managing member of FAH, LLC upon its acquisition of common units in connection with this offering;

•	we will amend and restate Funko, Inc.’s certificate of incorporation to, among other things, provide (1) for Class A common stock, with each share of our Class A common stock entitling its holders to one vote per share on all matters presented to our stockholders generally and (2) for Class B common stock, with each share of our Class B common stock entitling its holders to one vote per share on all matters presented to our stockholders generally, and that shares of our Class B common stock may only be held by the Continuing Equity Owners and their permitted transferees as described in “Description of Capital Stock—Common Stock—Class B Common Stock;”

•	we will issue 10,416,666 shares of our Class A common stock to the purchasers in this offering (or 11,979,165 shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock) in exchange for net proceeds of approximately $116.4 million (or approximately $133.9 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) based upon the initial public offering price;

•	we will use all of the net proceeds from this offering to purchase 10,416,666 newly issued common units (or 11,979,165 common units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) directly from FAH, LLC at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions;

•	FAH, LLC intends to use the net proceeds from the sale of common units to Funko, Inc. to repay the Subordinated Promissory Notes, repay a portion of the outstanding borrowings under our Senior Secured Credit Facilities (as defined herein) and, if any remain, for general corporate purposes;

•	existing options to purchase certain ownership interests in FAH, LLC will be converted into 555,867 options to purchase common units in FAH, LLC;

•	the Former Equity Owners will exchange their indirect ownership interests in common units of FAH, LLC for 12,921,039 shares of Class A common stock on a one-to-one basis;

We collectively refer to the foregoing organizational transactions as the Transactions.

Organizational Structure Following this Offering

•	Funko, Inc. will be a holding company and its principal asset will consist of common units it purchases from FAH, LLC and common units it acquires from the Former Equity Owners;

•	Funko, Inc. will be the sole managing member of FAH, LLC and will control the business and affairs of FAH, LLC and its subsidiaries;

•	Funko, Inc. will own, directly or indirectly, 23,337,705 common units of FAH, LLC, representing approximately 48.3% of the economic interest in FAH, LLC (or 24,900,204 common units, representing approximately 49.9% of the economic interest in FAH, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

•	the Continuing Equity Owners (1) will own 24,975,932 common units of FAH, LLC (excluding 1,901,327 common units subject to certain time-based vesting requirements), representing approximately 51.7% of the economic interest in FAH, LLC (or 50.1% of the economic interest in FAH, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and (2) will own 24,975,932 shares of Class B common stock of Funko, Inc., representing approximately 51.7% of the combined voting power of all of Funko, Inc.’s common stock (or approximately 50.1% if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

•	the purchasers in this offering (1) will own 10,416,666 shares of Class A common stock of Funko, Inc. (or 11,979,165 shares of Class A common stock of Funko, Inc. if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing approximately 21.6% of the combined voting power of all of Funko, Inc.’s common stock and approximately 44.6% of the economic interest in Funko, Inc. (or approximately 24.0% of the combined voting power and approximately 48.1% of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and (2) through Funko, Inc.’s ownership of FAH, LLC’s common units, indirectly will hold approximately 21.6% of the economic interest in FAH, LLC (or approximately 24.0% if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

•	ACON (1) will own 12,921,039 shares of Class A common stock of Funko, Inc., representing approximately 55.4% of the economic interest in Funko, Inc. (or approximately 51.9% of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock), (2) will own 10,495,687 shares of Class B common stock of Funko, Inc., which combined with the Class A common stock described in clause (1) will represent approximately 48.5% of the combined voting power of all of Funko, Inc.’s common stock (or approximately 46.9% of the combined voting power if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and (3) through Funko, Inc.’s ownership of common units of FAH, LLC and ACON’s ownership interest in common units of FAH, LLC, directly or indirectly will hold approximately 48.5% of the economic interest in FAH, LLC (or approximately 46.9% if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

•	Fundamental (1) will own 6,929,676 common units of FAH, LLC, representing approximately 14.3% of the economic interest in FAH, LLC (or approximately 13.9% of the economic interest in FAH, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and (2) will own 6,929,676 shares of Class B common stock of Funko, Inc., representing approximately 14.3% of the combined voting power of all of Funko, Inc.’s common stock (or approximately 13.9% if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

•	Brian Mariotti, our Chief Executive Officer, (1) will own 3,742,823 common units of FAH, LLC (excluding 726,807 common units subject to certain time-based vesting requirements), representing approximately 7.7% of the economic interest in FAH, LLC (or approximately 7.5% of the economic interest in FAH, LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and (2) will own 3,742,823 shares of Class B common stock of Funko, Inc., representing approximately 7.7% of the combined voting power of all of Funko, Inc.’s common stock (or approximately 7.5% if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Conforming changes will be deemed made wherever applicable in the Preliminary Prospectus to reflect the changes in Class A common stock being offered by us and the selling stockholders described above. Such conforming changes will be reflected in the final prospectus relating to the offering.

Funko, Inc., the issuer, has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request them from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, via telephone: 1-866-471-2526, or via email: prospectusgroup-ny@ny.email.gs.com; J.P. Morgan Securities LLC, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or via telephone: 1-866-803-9204; or BofA Merrill Lynch, Attention: Prospectus Department, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, or via email: dg.prospectus_requests@baml.com.